AGREEMENT

THIS AGREEMENT made in triplicate and effective as of the date of execution by the last party hereto.

BETWEEN: THE GOVERNMENT OF THE UNITED STATES OF AMERICA (hereinafter referred to as "Government")

AND: CJAB Associates LLP, a partnership duly organized under the laws of Texas, having an office in Pearland, Texas (hereinafter referred to as "Transferor")

AND: BioCell Innovations, Inc., a corporation incorporated under the laws of Texas and having an office in Baytown, Texas (hereinafter referred to as "Transferee")


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     WHEREAS The Government, represented by the National Aeronautics and Space
Administration (hereinafter "NASA"), has entered into NASA License Agreement DE-326, granting an exclusive, royalty-bearing license to the Transferor in the following intellectual property:

PATENT  NUMBER       TITLE                                     PATENT ISSUE DATE
--------------       -----                                   -------------------

5,153,132            "Three-Dimensional Co-Culture Process"      October 6, 1992

5,153,133            "Method for Culturing Mammalian Cells       October 6, 1992
                      in a Horizontally Rotated Bioreactor"

5,155,034            "Three-Dimensional Cell to Tissue          October 13, 1992
                      Assembly Process"

5,155,035            "Method for Culturing Mammalian Cells      October 13, 1992
                      in a Perfused Bioreactor"

5,308,764            "Multi-Cellular Three-Dimensional               May 3, 1994
                      Living Mammalian Tissue"

5,496,722            "Cultured Normal mammalian Tissue             March 5, 1996
                      and Process"

5,627,021            "Multi-Cellular, Three-Dimensional Living     May  6,  1997
                      Mammalian Tissue"

5,846,807            "Media Compositions for Three-Dimensional  December 8, 1998
                      Mammalian Tissue Growth Under

5,858,783            "Production of Normal Mammalian Organ      January 12, 1999
                      Culture Using a Medium Containing
                      Mem- Alpha, Leibovitz L-15, Glucose
                      Galactose Fructose

5,851,816            "Cultured High-Fidelity                   December 22, 1998
                      Three Dimensional Human Urogenital
                      Tract Carcinomas and Process"

6,117,674             "Horizontal Rotating-Wall Vessel        September 12, 2000
                       Propagation in Vitro Human Tissue
                       Models"

     The term "License," as used in this Agreement, means License Agreement DE-326 and all other modifications made between the Government and the Transferor before the effective date of this Agreement (whether or not performance and payment have been completed and releases executed if the Government or the Transferor has any remaining rights, duties, or obligations under the License, and any modifications). Included in the term "License" are all modifications made under the terms and conditions of the License between the Government and the Transferee, on or after the effective date of this Agreement.

     WHEREAS the Transferor has agreed to assign all of its rights under the License to the Transferee, and the Transferee has agreed to assume and perform all of the obligations created by the said License, subject to the consent of the Government; and

     WHEREAS the Government has agreed to consent to such Assignment subject to the terms and conditions herein;

     NOW, THEREFORE, in consideration of the premises and the agreements set forth below, the parties mutually agree as follows:

1. The Transferor assigns, transfers and sets over to the Transferee, for $1 and other good and valuable consideration, all of the Transferor's right, title, interest, obligations, including payment and performance obligations, liabilities, claims and unresolved disputes under the License (the "Assignment").

2. The Transferee accepts the Assignment set out in paragraph 1.1 above and agrees to faithfully fulfil, observe, perform and comply with all of the terms, conditions, obligations and provisions of the License and shall be entitled to all of the benefits of the License as though originally named as a party to the License.

3. The Transferee affirms that it is in a position to fully perform all obligations existing under the License.

4. The Transferee confirms, ratifies and adopts all the terms, conditions, duties and obligations of the License.

5. The Transferor confirms the transfer to the Transferee, and waives any claims and rights against the Government that it now has or may have in the future in connection with the License.

6. The Transferee ratifies all previous actions taken by the Transferor with respect to the License, with the same force and effect as if the action had been taken by the Transferee, and assumes all obligations and liabilities of and claims against the Transferor under the License.

7. The Government hereby consents to the Assignment by the Transferor to the Transferee on the terms in this Agreement. It is agreed by the parties that any previous payments owing by Transferor to the Government under the License but not received by the Government shall be considered as payments due by Transferee to the Government.


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8.     The Government recognizes the Transferee as the Transferor's successor in interest in and to the License. The Transferee by this Agreement becomes entitled to all rights, titles, and interests of the Transferor in and to the license as if the Transferee were the original party to the license. Following the effective date of this Agreement, the term "Licensee," as used in the License, shall refer to the Transferee.

9. Except as expressly provided in this Agreement, nothing in it shall be construed as a waiver of any rights of the Government against the Transferor.

10. All payments and reimbursements previously made by the Government to the Transferor, and all other previous actions taken by the Government under the License, shall be considered to have discharged those parts of the Government's obligations under the License. All payments and reimbursements made by the Government after the date of this Agreement in the name of or to the Transferor shall have the same force and effect as if made to the Transferee and shall constitute a complete discharge of the Government's obligations under the License, to the extent of the amounts paid or reimbursed.

11. The Transferor and the Transferee agree that the Government is not obligated to pay or reimburse either of them for, or otherwise give effect to, any costs, taxes, or other expenses, or any related increases, directly or indirectly arising out of or resulting from the transfer or this Agreement, other than those that the Government in the absence of this transfer or Agreement would have been obligated to pay or reimburse under the terms of the License.


     IN WITNESS WHEREOF the parties have duly executed this Agreement.

NATIONAL AERONAUTICS
AND SPACE ADMINISTRATION

/s/
BY:     Paul G. Pastorek
TITLE:  General Counsel
DATE:   APRIL 21, 2002

CJAB ASSOCIATES LLP                    BIOCELL INNOVATIONS, INC.

/s/                                   /s/
BY: Glen Odom                         BY: RICHARD COLE
TITLE: PRESIDENT                      TITLE: CEO
DATE:  APRIL 21, 2002                 DATE: April 21, 2002